Exhibit (a)(1)(A)

NEOPHOTONICS CORPORATION

2911 ZANKER ROAD

SAN JOSE, CALIFORNIA 95134

OFFER TO REPRICE ELIGIBLE

OPTIONS AND STOCK APPRECIATION RIGHTS

NEOPHOTONICS CORPORATION

SUMMARY TERM SHEET — OVERVIEW

OFFER TO REPRICE ELIGIBLE

OPTIONS AND STOCK APPRECIATION RIGHTS

This offer and withdrawal rights will expire at 9:00 p.m., U.S. Pacific Time,

on Wednesday, December 17, 2014, unless extended

(or at any time after 9:00 p.m. Pacific Time on Thursday, January 15, 2015,

if tendered securities have not yet been accepted).

By this Offer to Reprice Eligible Options and Stock Appreciation Rights (the “Repricing Offer” or the “Offer”), NeoPhotonics Corporation, which we refer to in this document as “we,” “us” or “NeoPhotonics,” is giving each Eligible Holder (as defined below) the opportunity to reduce the exercise price of an Eligible Option (defined below) or an Eligible SAR (defined below) to the closing trading price of our common stock on the first business day following the Expiration Time (defined below) in exchange for an Eligible Holder’s agreement to accept a new vesting schedule, as discussed below and in the attached disclosure document for the Repricing Offer (the “Offering Memorandum”).

The “Expiration Time” of the Offer is 9:00 p.m. U.S. Pacific Time on Wednesday, December 17, 2014. If we extend the period of time during which this Repricing Offer remains open, the term “Expiration Time” will refer to the last time and date on which this Repricing Offer expires.

You are an “Eligible Holder” if:

•	on the date the Repricing Offer commences, you are employed by (or engaged as a consultant to) NeoPhotonics or any of our subsidiaries and have not been notified by us that your employment or service relationship with us is being terminated;

•	you continue to be employed by (or engaged as a consultant to) us, and have not submitted a notice of resignation or received a notice of termination, on or prior to the Expiration Time; and

•	you are not deemed an “independent director” as defined under the rules of the New York Stock Exchange and as determined by our board of directors (the “Board”).

An “Eligible Option” is an outstanding option, excluding any Performance Award (as defined below), that:

•	is held by an Eligible Holder;

•	has an exercise price equal to or greater than $4.00 per share; and

•	was granted under our 2010 Equity Incentive Plan, as amended (“2010 Plan”), our 2004 Stock Option Plan, as amended, (“2004 Plan”), or our 2011 Inducement Award Plan (“2011 Plan”).

An “Eligible SAR” is an outstanding stock appreciation right that:

•	is held by an Eligible Holder;

•	has an exercise price equal to or greater than $4.00 per share; and

•	was granted under our 2007 Stock Appreciation Grants Plan (“2007 Plan”).

A “Performance Award” is an outstanding option or stock appreciation right that:

•	is held by an Eligible Holder; and

•	was granted under the 2010 Plan and vests on December 12, 2019, but which fully accelerates and vests if the average closing price of our common stock over a period of 20 consecutive trading days is equal to or greater than $15.00 per share (as adjusted for stock splits, recombinations and the like).

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If you choose to participate in the Repricing Offer and tender your Eligible Options or Eligible SARs for amendment, and if we accept your tendered Eligible Options or Eligible SARs, then we will reduce the exercise price of your Eligible Options and Eligible SARs and amend the terms to include a new vesting schedule on both vested and unvested shares underlying the award (as amended, each an “Amended Option” or “Amended SAR,” as applicable). An Amended Option or Amended SAR, as applicable, will otherwise have the same terms and conditions as the Eligible Option or Eligible SAR prior to amendment, including the same term and expiration date, except that:

•	The exercise price per share for your Amended Option or Amended SAR, as applicable (the “New Exercise Price”), will be equal to the closing price of our common stock as reported on the New York Stock Exchange (“NYSE”) on the first business day after the date on which the Expiration Time occurs (the “Amendment Date”). A business day means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight U.S. Eastern Time.

NOTE: If the closing price of our common stock on the NYSE is higher than the exercise price of your Eligible Award, then we will not amend your tendered Eligible Award and it will remain subject to the original terms, including the existing exercise price and vesting schedule.

•	Except as provided below, all shares of common stock under an Amended Option or Amended SAR, regardless of the number of shares previously vested under the corresponding Eligible Option or Eligible SAR that is tendered for amendment, will be subject to a new vesting schedule (the “Revised Vesting Schedule”) as follows:

•	50% of the shares subject to such Amended Option or Amended SAR shall vest and become exercisable on January 1, 2016 (the “Cliff Vest Date”), and

•	the remaining 50% shall vest and become exercisable in twelve (12) equal monthly installments on each monthly anniversary thereafter, in each case subject to the Eligible Holder’s continued service with us or our subsidiaries on each applicable vesting date (the “Monthly Vesting Schedule”).

NOTE: If the expiration date of your Eligible Option or Eligible SAR is after January 30, 2016 but on or before January 1, 2017, then 50% of the shares subject to your Amended Option or Amended SAR, as applicable, will vest and become exercisable on the Cliff Vest Date, and the remaining shares will be subject to ratable monthly vesting over the remaining term ending 60 days prior to the expiration date of the Amended Option or Amended SAR, as applicable. For example, if an Eligible Option expires on July 7, 2016, then 50% of the shares subject to your Amended Option or Amended SAR, as applicable, will vest and become exercisable on the Cliff Vest Date, and the remaining shares will be subject to ratable monthly vesting over the remaining term ending 60 days prior to the July 7, 2016 expiration date and you will have until July 7, 2016 to exercise the award.

If the expiration date of your Eligible Option or Eligible SAR is prior to January 30, 2016, then 100% of the shares under your Amended Option or Amended SAR will vest and become exercisable on the 60th day prior to the expiration date under your Amended Option or Amended SAR, and you will have sixty days to exercise such Amended Award prior to expiration. For example, if your Eligible Award expires on July 7, 2015, then your Amended Option or Amended SAR will fully vest on May 8, 2015 and you will have until July 7, 2015 to exercise the award.

The commencement date of the Repricing Offer is scheduled for Tuesday, November 18, 2014. We are making the Repricing Offer upon the terms and subject to the conditions described in the Offering Memorandum and in the related Election Form and Eligible Option and Eligible SAR Information Sheet distributed with the Offering Memorandum. You are not required to participate in the Repricing Offer. If you have received multiple option grants or multiple grants of stock appreciation rights from NeoPhotonics that each qualify as an Eligible Option or Eligible SAR, as applicable, and elect to participate in the Repricing Offer, you will be able to elect to amend as few or as many of your Eligible Option or Eligible SAR grants as you wish. If you tender for amendment one Eligible Option or Eligible SAR grant in the Repricing Offer, you do not need to tender any other Eligible Option or Eligible SAR grants you may hold. Eligible Options and Eligible SARs properly tendered in this offer and accepted by us for amendment will be amended to reprice the Amended Options and Amended SARs and incorporate the new vesting terms effective as of the close of trading on the first business day following the expiration date of the Repricing Offer.

See “Risk Factors” beginning on page xv for a discussion of risks and uncertainties that you should consider before agreeing to amend your Eligible Options and Eligible SARs.

Shares of our common stock are quoted on NYSE under the symbol “NPTN.” On Friday, November 14, 2014, the closing price of our common stock as reported on NYSE was $3.11 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to participate in the Repricing Offer.

You should direct questions about the Repricing Offer or requests for assistance (including requests for additional or paper copies of the Offering Memorandum, the Election Form, your Eligible Option and Eligible SAR Information Sheet or other documents relating to the Repricing Offer) to Ian Gray, our Vice President, Human Resources at 2911 Zanker Road, San Jose, California 95134, or by calling (408) 232-9200 or sending an email to tender@neophotonics.com.

IMPORTANT

If you wish to tender any or all of your Eligible Options or Eligible SARs for amendment in the Repricing Offer, you must properly complete and sign the accompanying Election Form and your Eligible Option and Eligible SAR Information Sheet and deliver both properly completed and signed documents to us so that we receive them before 9:00 p.m. U.S. Pacific Time, on Wednesday, December 17, 2014 (or such later date as may apply if the Repricing Offer is extended), by one of the following means:

By Mail or Courier

NeoPhotonics Corporation

2911 Zanker Road

San Jose, California 95134

Attention: Ian Gray

Phone: (408) 232-9200

By Facsimile

NeoPhotonics Corporation

Attention: Ian Gray

Facsimile: (408) 321-5018

By Hand or Interoffice Mail (Before 5:00 p.m. U.S. Pacific Time on Tuesday, December 16, 2014)

To: Ian Gray

By Email (By PDF or similar imaged document file)

tender@neophotonics.com

You are responsible for making sure that the Election Form and Eligible Option and Eligible SAR Information Sheet are delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time. In particular, after 5:00 p.m., U.S. Pacific Time on Tuesday, December 16, 2014, you may not deliver your Election Form via hand delivery or interoffice mail because Ian Gray may not be available to accept your Election Form. After 5:00 p.m. U.S. Pacific Time on Tuesday, December 16, 2014 and before 9:00 p.m. U.S. Pacific Time on Wednesday, December 17, 2014 you must submit your Election Form only by facsimile or by email (by PDF or similar imaged document file).

You do not need to return your stock option agreements for your Eligible Options or your stock appreciation right agreements for your Eligible SARs to be amended in the Repricing Offer. We will provide you with a written confirmation of the terms of your Amended Option or Amended SAR shortly following such amendment.

Although the Board has approved the Repricing Offer, consummation of the Repricing Offer is subject to the satisfaction or waiver of the conditions described in Section 6 (“Conditions of the Repricing Offer”) of the Repricing Offer. Neither we nor the Board (or the compensation committee thereof) makes any recommendation as to whether you should tender, or refrain from tendering, any or all of your Eligible Options or Eligible SARs in the Repricing Offer. You must make your own decision whether to tender any or all of your Eligible Options or Eligible SARs. You should consult your personal outside advisors if you have questions about your financial or tax situation as it relates to the Repricing Offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in the Repricing Offer. Any representation to the contrary is a criminal offense.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS OR ELIGIBLE SARS PURSUANT TO THE REPRICING OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU.

WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE REPRICING OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORMS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

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SUMMARY TERM SHEET — QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about the Repricing Offer. We encourage you to carefully read the remainder of this Offer to Reprice Eligible Options and Stock Appreciation Rights and the accompanying Election Form and Eligible Option and Eligible SAR Information Sheet. Where appropriate, we have included references to the relevant sections of the Offering Memorandum where you can find a more complete description of the topics in this summary.

Q1. What questions are answered in this Summary Term Sheet?

No.	Question	Page

Q24.	How will I know whether you have received my Election Form and Eligible Option and Eligible SAR Information Sheet or my Notice of Withdrawal?	xiv

Q25.	What will happen if I do not return my Election Form and Eligible Option and Eligible SAR Information Sheet by the deadline?	xiv

Q26.	What if I have any questions regarding the Repricing Offer?	xiv

Q2. Why is NeoPhotonics making the Repricing Offer?

Stock options and stock appreciation rights (also referred to as stock appreciation units under our 2007 Plan) are a critical component of our compensation philosophy, the focal point of which is to increase long-term stockholder value. We believe stock options and stock appreciation rights help us achieve this objective in several important ways: by aligning our employees’ interests with those of our stockholders, by motivating employees’ performance toward our long term success and by encouraging our executives and employees who have received option grants or stock appreciation rights to continue their employment with us. We believe these same factors apply to our active consultants and advisors.

Despite our revenue growth and product achievements during the past two fiscal years, our stock price has declined. The majority of our outstanding stock options and stock appreciation rights are “underwater,” meaning the exercise price of those options and stock appreciation rights is greater than our current stock price. This means that a substantial portion of our historically granted stock options and stock appreciation rights have little or no perceived value to the employees or other service providers who hold them and therefore may no longer be effective as incentives to motivate and retain these individuals.

The Board believes that it is critical to our future success to revitalize the incentive value of our outstanding stock options and stock appreciation rights to retain and motivate employees, consultants and advisors and recreate a personal stake in the long term financial success of NeoPhotonics, and thereby align their interests with those of our stockholders. The Board believes that without the proper balance between the long term components of our compensation structure (i.e., equity awards) and its short term components (i.e., salary and bonus), key employees and other service providers may not be properly motivated to align their interests with those of the stockholders and work toward reward for their contributions based upon increases in stock value. The Board also recognizes our competition’s ability to attract and recruit top talent and views it as critical that NeoPhotonics be able to retain and motivate key employees in this way. The Board believes that it has a responsibility to address these issues and to properly incentivize our employees and other service providers.

See Section 2 of the Offering Memorandum (“Purpose of The Repricing Offer; Additional Considerations”) for more information.

Q3. Who is eligible to participate in the Repricing Offer?

You are an “Eligible Holder” if:

•	on the date the Repricing Offer commences, you are employed by (or engaged as a consultant to) NeoPhotonics or any of our subsidiaries and have not been notified by us that your employment or service relationship with NeoPhotonics is being terminated;

•	you continue to be employed by (or engaged as a consultant to) us, and have not submitted a notice of resignation or received a notice of termination, on or prior to the expiration of the Repricing Offer; and

•	you are not deemed an “independent director” as defined under the rules of the New York Stock Exchange and as determined by our Board.

See Section 1 of the Offering Memorandum (“Eligible Holders; Eligible Options and Eligible SARs; the Proposed Amendment; Expiration and Extension of the Repricing Offer”) for more information.

Q4. Which options and stock appreciations rights are subject to the Repricing Offer?

Under the Repricing Offer, Eligible Holders will be able to elect to tender for amendment outstanding Eligible Options and Eligible SARs.

An “Eligible Option” is an outstanding option, excluding any Performance Award (as defined below), that:

•	is held by an Eligible Holder;

•	has an exercise price equal to or greater than $4.00 per share; and

•	was granted under our 2010 Equity Incentive Plan, as amended (“2010 Plan”), our 2004 Stock Option Plan, as amended, (“2004 Plan”), or our 2011 Inducement Award Plan (“2011 Plan”).

An “Eligible SAR” is an outstanding stock appreciation right that:

•	is held by an Eligible Holder;

•	has an exercise price equal to or greater than $4.00 per share; and

•	was granted under our 2007 Stock Appreciation Grants Plan (“2007 Plan”).

A “Performance Award” is an outstanding option or stock appreciation right that:

•	is held by an Eligible Holder; and

•	was granted under the 2010 Plan and vests on December 12, 2019, but which fully accelerates and vests if the average closing price of our common stock over a period of 20 consecutive trading days is equal to or greater than $15.00 per share (as adjusted for stock splits, recombinations and the like).

Q5. What will be the exercise price per share of the Amended Options or Amended SARs, as applicable?

The exercise price per share for Amended Options and Amended SARs, as applicable, will be equal to the New Exercise Price. See Section 1 (“Eligible Holders; Eligible Options and Eligible SARs; the Proposed Amendment; Expiration and Extension of the Repricing Offer”) for more information.

We cannot predict the exercise price per share of the Amended Options or the Amended SARs, as applicable. We recommend that you review current market quotations for our common stock before deciding whether to tender your Eligible Options or Amended SARs. In addition, if the New Exercise Price would be above the exercise price of your Eligible Option or Eligible SAR tendered in the Repricing Offer, we will not accept your tendered awards and they will not be repriced. See Section 7 of the Offering Memorandum (“Price Range of Our Common Stock”) for information concerning our historical common stock prices.

Q6. If I participate in the Repricing Offer, when will my Eligible Options or Eligible SARs be amended?

Unless we amend or terminate the Repricing Offer in accordance with its terms, NeoPhotonics will amend the Eligible Options and Eligible SARs as to which you properly made a valid election (and did not validly revoke that election), and that have an exercise price that is above the New Exercise Price, effective as of the first business day following the Expiration Time (such date, the “Amendment Date”, is currently expected to be Thursday, December 18, 2014) to reflect the New Exercise Price and Revised Vesting Schedule.

Q7. When will the Amended Options and Amended SARs vest?

Each Amended Option or Amended SAR will be subject to the Revised Vesting Schedule and will vest as follows:

•	50% of the shares subject to such Amended Option or Amended SAR shall vest and become exercisable on January 1, 2016, and

•	the remaining 50% shall vest and become exercisable in twelve (12) equal monthly installments on each monthly anniversary thereafter, in each case subject to the Eligible Holder’s continued service with us or our subsidiaries on each applicable vesting date.

•	NOTE: If the expiration date of your Eligible Option or Eligible SAR is after January 30, 2016 but on or before January 1, 2017, then 50% of the shares subject to your Amended Option or Amended SAR, as applicable, will vest and become exercisable on the Cliff Vest Date, and the remaining shares will be subject to ratable monthly vesting over the remaining term ending 60 days prior to the expiration date of the Amended Option or Amended SAR, as applicable. For example, if an Eligible Option expires on July 7, 2016, then 50% of the shares subject to your Amended Option or Amended SAR, as applicable, will vest and become exercisable on the Cliff Vest Date, and the remaining shares will be subject to ratable monthly vesting over the remaining term ending 60 days prior to the July 7, 2016 expiration date and you will have until July 7, 2016 to exercise the award.

•	If the expiration date of your Eligible Option or Eligible SAR is prior to January 30, 2016, then 100% of the shares under your Amended Option or Amended SAR will vest and become exercisable on the 60th day prior to the expiration date under your Amended Option or Amended SAR, and you will have sixty days to exercise such Amended Award prior to expiration. For example, if your Eligible Award expires on July 7, 2015, then your Amended Option or Amended SAR will fully vest on May 8, 2015 and you will have until July 7, 2015 to exercise the award.

See Section 1 of the Offering Memorandum (“Eligible Holders; Eligible Options and Eligible SARs; the Proposed Amendment; Expiration and Extension of the Repricing Offer”) for more information.

Q8. What happens to my Amended Option or Amended SAR if I cease to provide services to NeoPhotonics?

The Amended Options and Amended SARs will be treated in the same manner as the Eligible Options and Eligible SARs would have been treated if and when an Eligible Holder ceases to provide continuous service to us or our subsidiaries. Generally, if an Eligible Holder ceases to provide services to us or our subsidiaries, any Amended Option or Amended SAR will not continue to vest and any unvested portion of the Amended Option or Amended SAR will be forfeited as of the Eligible Holder’s termination date. Any vested, unexercised portion of the Amended Option or Amended SAR will generally be exercisable for 90 days after termination, and for specified longer periods in the event of death or disability of the awardholder, as provided in the applicable plan under which the Amended Option or Amended SAR was originally issued and the applicable award agreement. However, in no event will you be able to exercise an Amended Option or Amended SAR after its term has expired. In addition, the vested and unexercised portion of any Amended Option or Amended SAR issued under our 2010 Plan or 2011 Plan will be forfeited in connection with the termination of an award holder’s service with us for “cause” (as defined in the applicable Plan and award agreement).

Nothing in the Repricing Offer should be construed to confer upon you the right to remain in service with NeoPhotonics or any of our subsidiaries. The terms of your service with NeoPhotonics and our subsidiaries remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our service until the expiration of the Repricing Offer and/or the grant date for the Amended Options or thereafter.

See Section 1 of the Offering Memorandum (“Eligible Holders; Eligible Options and Eligible SARs; the Proposed Amendment; Expiration and Extension of the Repricing Offer”) and Section 5 of the Offering Memorandum (“Acceptance of Eligible Options and Eligible SARs for Amendment; Issuance of Amended Options and Amended SARs”) for more information.

Q9. Must I participate in the Repricing Offer?

No. Participation in the Repricing Offer is completely voluntary. If you choose not to participate in the Repricing Offer, then NeoPhotonics will not amend any of your Eligible Options or Eligible SARs to reflect the New Exercise Price and Revised Vesting Schedule Date.

Q10. How should I decide whether or not to participate in the Repricing Offer?

We are providing substantial information to assist you in making your own informed decision. Please read all the information contained in the various sections of the Repricing Offer below, including without limitation the information in Section 2 (“Purpose of The Repricing Offer; Additional Considerations”), Section 7 (“Price Range of Our Common Stock”), Section 9 (“Information Concerning Us; Financial Information”), Section 10 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”), Section 12 (“Material United States Tax Consequences”) and Section 16 (“Additional Information”). You may seek your own outside legal counsel, accountant and/or financial advisor for further advice. No one from NeoPhotonics or any of our subsidiaries is, or will be, authorized to provide you with advice, recommendations or additional information in this regard.

Please also review the “Risk Factors” that appear after this Section.

Q11. How do I find out how many Eligible Options and Eligible SARs I have and what their exercise prices are?

The Eligible Option and Eligible SAR Information Sheet distributed along with the Repricing Offer document includes a list of your Eligible Options and Eligible SARs as of Tuesday, November 18, 2014. In addition, you can at any time confirm the number of option and stock appreciation right grants that you have, their grant dates, remaining term, exercise prices, vesting schedule and other information by contacting Ian Gray, our Vice President, Human Resources, at NeoPhotonics Corporation, 2911 Zanker Road, San Jose, California 95134, or by calling (408) 232-9200 or sending an email to tender@neophotonics.com.

Q12. Can I tender stock options or stock appreciation right grants that I have already fully exercised?

No. The Repricing Offer applies only to outstanding unexercised Eligible Options and Eligible SARs. An option or stock appreciation right grant that has been fully exercised is no longer outstanding.

Q13. Can I tender the remaining unexercised portion of an Eligible Option or Eligible SAR that I have already partially exercised?

Yes. If before Wednesday, December 17, 2014 you exercised an Eligible Option or Eligible SAR in part, the remaining unexercised portion of the Eligible Option or Eligible SAR could be tendered for amendment in the Repricing Offer. See Section 3 (“Procedures For Tendering Eligible Options and Eligible SARs”) for more information.

Q14. Can I tender for amendment a portion of an Eligible Option or Eligible SAR?

No partial amendments will be permitted. If you elect to tender an Eligible Option or Eligible SAR for amendment, you must tender the entire outstanding (i.e. unexercised) portion of that Eligible Option or Eligible SAR. You will be able to elect to tender as few or as many of your Eligible Option or Eligible SAR grants as you wish. If you attempt to tender a portion but not all of an outstanding Eligible Option or Eligible SAR grant, we

x

will reject your tender of that particular grant. Such rejection will not affect any other Eligible Options or Eligible SARs that are properly tendered. See Section 3 (“Procedures For Tendering Eligible Options and Eligible SARs”) for more information.

Q15. What if I am on an authorized leave of absence during the Repricing Offer?

Any Eligible Holder who is on an authorized leave of absence will be able to participate in the Repricing Offer. See Section 1 (“Eligible Options and Eligible SARs; Eligible Holders; Expiration Date of the Repricing Offer”) for more information.

Q16. What happens if my service with NeoPhotonics terminates before the Expiration Time?

If you have tendered Eligible Options or Eligible SARs under the Repricing Offer and you cease providing services to NeoPhotonics or any of our subsidiaries for any reason, or if you submit a notice of resignation or receive a notice of termination before the Repricing Offer expires (which is referred to as the Expiration Time), you will no longer be eligible to participate in the Repricing Offer, and we will not accept your Eligible Options or Eligible SARs for amendment. In that case, generally you may exercise your existing option or stock appreciation right grants to the extent they are vested for a limited time after your termination date and in accordance with their original terms.

Nothing in the Repricing Offer should be construed to confer upon you the right to remain an employee or other service provider of NeoPhotonics or any of our subsidiaries. The terms of your service with NeoPhotonics and our subsidiaries remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our service until the expiration of the Repricing Offer and/or the grant date for the Amended Option or Amended SAR or thereafter.

See Section 1 (“Eligible Options and Eligible SARs; Eligible Holders; Expiration Date of the Repricing Offer”) and Section 5 (“Acceptance of Eligible Options and Eligible SARs for Amendment”) for more information.

Q17. Will I owe taxes if I participate in the Repricing Offer?

Neither the acceptance of the Offer nor the amendment of your Eligible Options or Eligible SARs will be a taxable event for U.S. federal income tax purposes. However, if an Eligible Option qualifies as an incentive stock option (an “ISO”), the holding periods for such options will restart as of the Amendment Date, and a portion of your Amended Option may not qualify as an ISO. See Section 12 (“Material United States Tax Consequences”) for more information.

You should consult with your tax advisor to determine the personal tax consequences of participating in the Repricing Offer. If you are an Eligible Holder who is subject to the tax laws of a country other than the U.S. or of more than one country, you should be aware that there may be additional or different tax consequences that may apply to you. We advise all Eligible Holders who may consider tendering for amendment their Eligible Options or Eligible SARs to consult with their own tax advisors with respect to the federal, state, local and foreign tax consequences of participating in the Repricing Offer.

Q18. Will I owe taxes if I do not participate in the Repricing Offer?

In general, the rejection of the Repricing Offer will not be a taxable event for U.S. federal income tax purposes. However, if (1) any of your Eligible Options are currently treated as ISOs, (2) the Repricing Offer is extended beyond the original expiration date, and (3) you do not reject this Repricing Offer within the first 29 calendar days in which it is outstanding – that is, by Wednesday, December 17, 2014, your Eligible Options may cease to be treated as ISOs as of the date of the Expiration Time. Therefore, if you wish to reject this Repricing Offer and you wish to avoid the possible loss of ISO status, you should do so on or prior to 9:00 p.m. U.S. Pacific Time on Wednesday, December 17, 2014.

See Section 12 (“Material United States Tax Consequences”) for more information.

Q19. What happens if my Amended Options or Amended SARs end up being underwater again?

We can provide no assurance as to the possible price of our common stock at any time in the future. We do not currently anticipate offering awardholders another opportunity to reprice or exchange underwater options or stock appreciation rights in the future.

Q20. What happens to Eligible Options or Eligible SARs that I choose not to tender or that are not accepted for amendment in the Repricing Offer?

The Repricing Offer will have no effect on Eligible SARs, or Eligible Options that are nonqualified stock options, which you choose not to tender or are not accepted for amendment in the Repricing Offer. However, if the Repricing Offer is extended beyond the original expiration date, then the IRS may characterize the Repricing Offer as a modification of Eligible Options that are ISOs unless you reject the Repricing Offer within the first 29 calendar days in which it is outstanding – that is, by 9:00 p.m. U.S. Pacific Time on Wednesday, December 17, 2014 (the original Expiration Time, prior to any possible extensions). If you choose not to tender your Eligible Options that are classified as ISOs, and you wish to avoid the possible loss of ISO status, you should reject this Repricing Offer on or prior to 9:00 p.m. U.S. Pacific Time on Wednesday, December 17, 2014. See Section 12 (“Material United States Tax Consequences”) for more information.

We will not accept for amendment any options or stock appreciation rights that are tendered that do not qualify as Eligible Options or Eligible SARs. If you tender an option or stock appreciation right that is not an Eligible Option or Eligible SAR, as applicable, or is otherwise not accepted for amendment, we will send you a separate notification following the expiration of the Repricing Offer explaining why your tendered option or stock appreciation right, as applicable, did not qualify as an Eligible Option or Eligible SAR, as applicable, or otherwise was not accepted for amendment.

In addition, if you tender Eligible Options or Eligible SARs that have an exercise price which is below the New Exercise Price, we will not amend your Eligible Options or Eligible SARs, and they will remain subject to the same terms and conditions, including the same exercise price and vesting schedule. For example, if you tendered an Eligible Option in the Repricing Offer with an exercise price of $4.6472, and the closing price of our common stock as reported on the NYSE on the first business day after the date on which the Expiration Time occurs is $4.75 per share, then we will not accept your tendered eligible option for amendment in the Repricing Offer.

Q21. How long do I have to decide whether to participate in the Repricing Offer?

The Repricing Offer expires at 9:00 p.m., U.S. Pacific Time, on Wednesday, December 17, 2014. No exceptions will be made to this deadline, unless we extend it. Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of the Repricing Offer at any time. If we extend the Repricing Offer, we will publicly announce the extension and the new expiration date no later than 9:00 a.m., U.S. Eastern Time, on the next business day after the last previously scheduled or announced expiration date.

See Section 13 (“Extension of Repricing Offer; Termination; Amendment”) for more information.

Q22. How do I tender my Eligible Options or Eligible SARs for amendment?

If you are an Eligible Holder on the date that you choose to tender your Eligible Options or Eligible SARs, you may tender your Eligible Options or Eligible SARs at any time before the Repricing Offer expires at 9:00 p.m., U.S. Pacific Time, on Wednesday, December 17, 2014.

To validly tender your Eligible Options or Eligible SARs, you must deliver a properly completed and signed Election Form, a properly completed and signed Eligible Option and Eligible SAR Information Sheet, and any other documents required by the Election Form to the attention of Ian Gray, our Vice President, Human Resources, by hand, by interoffice mail, by facsimile to (408) 321-5018, by regular or overnight mail to NeoPhotonics Corporation, 2911 Zanker Road, San Jose, California 95134, or by email (by PDF or similar imaged document file) to tender@neophotonics.com.

You do not need to return your stock option or stock appreciation right agreements relating to any tendered Eligible Options or Eligible SARs, as they will be automatically amended effective as of the Amendment Date if we accept your Eligible Options or Eligible SARs for amendment. We will separately send to you a notice of amendment relating to your Amended Options and Amended SARs following the Amendment Date for your records.

Your Eligible Options or Eligible SARs will not be considered tendered until we receive a properly completed and signed Election Form and Eligible Option and Eligible SAR Information Sheet. We must receive your properly completed and signed Election Form and Eligible Option and Eligible SAR Information Sheet before 9:00 p.m., U.S. Pacific Time, on Wednesday, December 17, 2014. If you miss this deadline, you will not be permitted to participate in the Repricing Offer.

We will accept delivery of the signed Election Form and Eligible Option and Eligible SAR Information Sheet only by hand, by interoffice mail, by facsimile, by regular or overnight mail or by email (by PDF or similar imaged document file). The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form and Eligible Option and Eligible SAR Information Sheet are delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time. In particular, after 5:00 p.m., U.S. Pacific Time, on Tuesday, December 16, 2014, you may not deliver your Election Form via hand delivery or interoffice mail because Ian Gray may not be available to accept your Election Form. After 5:00 p.m. U.S. Pacific Time on Tuesday, December 16, 2014 and before 9:00 p.m., U.S. Pacific Time, on Wednesday, December 17, 2014 you must submit your Election Form only by facsimile or by email (by PDF or similar imaged document file).

We reserve the right to reject any or all tenders of Eligible Options or Eligible SARs that we determine are not in appropriate form or that we determine would be unlawful to accept. Subject to our rights to extend, terminate and amend the Repricing Offer, we expect to accept all properly tendered option grants on Thursday, December 18, 2014, following the expiration date of the Repricing Offer.

See Section 3 (“Procedures For Tendering Eligible Options and Eligible SARs”) for more information.

Q23. When and how can I withdraw previously tendered Eligible Options or Eligible SARs?

You may withdraw your tendered Eligible Options or Eligible SARs at any time before the Repricing Offer expires at 9:00 p.m., U.S. Pacific Time, on Wednesday, December 17, 2014, and unless we have accepted the Eligible Options or Eligible SARs pursuant to the Repricing Offer, you may also withdraw any tendered Eligible Options or Eligible SARs at any time after 9:00 p.m. Pacific Time on Thursday, January 15, 2015. If we extend the Repricing Offer beyond that time, you may withdraw your tendered Eligible Options or Eligible SARs (i) at any time until the extended expiration of the Repricing Offer, or (ii) at any time after 9:00 p.m. Pacific Time on Thursday, January 15, 2015, if we have not yet accepted the Eligible Options or Eligible SARs pursuant to the Repricing Offer.

To withdraw tendered Eligible Options or Eligible SARs, you must deliver to us a properly completed and signed Notice of Withdrawal with the required information while you still have the right to withdraw the tendered Eligible Options or Eligible SARs. The Notice of Withdrawal may be delivered by any of the means indicated for a valid tender as set forth in Question 22 above.

If you miss this deadline to withdraw but remain an Eligible Holder, any previously tendered Eligible Options or Eligible SARs will be amended pursuant to the Repricing Offer. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form and Eligible Option and Eligible SAR Information Sheet or Notice of Withdrawal we receive before the expiration date and time.

The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to us. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time.

Once you have withdrawn Eligible Options or Eligible SARs, you may re-tender Eligible Options or Eligible SARs only by again following the procedures described for validly tendering option grants in the Repricing Offer as discussed in Question 27 above.

See Section 4 (“Withdrawal Rights”) for more information.

Q24. How will I know whether you have received my Election Form and Eligible Option and Eligible SAR Information Sheet or my Notice of Withdrawal?

We will send you an email or other form of communication, as appropriate, to confirm receipt of your Election Form and Eligible Option and Eligible SAR Information Sheet or Notice of Withdrawal shortly after we receive it. However, it is your responsibility to ensure that we receive your Election Form and Eligible Option and Eligible SAR Information Sheet or Notice of Withdrawal, as applicable, prior to the expiration date of the Repricing Offer. See Section 3 (“Procedures For Tendering Eligible Options and Eligible SARs”) for more information.

Q25. What will happen if I do not return my Election Form and Eligible Option and Eligible SAR Information Sheet by the deadline?

If we do not receive your Election Form and Eligible Option and Eligible SAR Information Sheet by the deadline, then all Eligible Options or Eligible SARs held by you will remain outstanding at their original exercise price and subject to their original terms. If you prefer not to tender any of your Eligible Options or Eligible SARs for amendment in the Repricing Offer, you do not need to do anything. See Section 3 (“Procedures For Tendering Eligible Options and Eligible SARs”) for more information.

Q26. What if I have any questions regarding the Repricing Offer?

You should direct questions about the Repricing Offer (including requests for additional or paper copies of the Repricing Offer and other Repricing Offer documents which will be promptly furnished to you at NeoPhotonics’ expense) to Ian Gray, our Vice President, Human Resources, at:

NeoPhotonics Corporation

2911 Zanker Road

San Jose, California 95134

Phone: (408) 232-9200

Facsimile: (408) 321-5018

Email: tender@neophotonics.com

RISK FACTORS

Participation in the Repricing Offer involves a number of potential risks and uncertainties, including those described below. You should consider, among other things, these risks and uncertainties before deciding whether or not to request that we amend your Eligible Options and Eligible SARs in the manner described in the Repricing Offer.

Risks Related to the Repricing Offer

The exercise price of the Amended Options or the Amended SARs could become underwater again after they are granted.

The price of our common stock is volatile and we can provide no assurance as to the possible price of our common stock at any time in the future. The exercise price of your Amended Option or Amended SAR, may become higher than the current market price per share of our common stock at any time in the future and may become underwater again.

The Amended Options and Amended SARs will have a new vesting schedule and you will lose any vesting you may have in your Eligible Options or Eligible SARs, as applicable.

If you elect to participate in the Repricing Offer, each Amended Option and Amended SAR will be subject to the new vesting schedule, the terms of which are further described in Section 8 (“Terms of Amended Options and Amended SARs”) of the Repricing Offer, and the earliest that any Amended Option or Amended SAR will vest and become exercise is on January 1, 2016. Vesting will be conditioned on your continued service with NeoPhotonics and our subsidiaries through each applicable vesting date. As a result, if your continued service with us or any of our subsidiaries terminates for any reason before the Amended Option or Amended SAR is vested in full, you will forfeit that portion of the Amended Option or Amended SAR that remains unvested at the time your continued service terminates. In addition, if your Amended Option or Amended SAR was originally granted under our 2010 Plan or 2011 Plan and you are terminated for “cause” (as defined in the applicable plan), the vested but unexercised portion of your Amended Option or Amended SAR will also be forfeited as of your termination date.

The Repricing Offer may adversely affect your eligibility for favorable tax treatment for your existing Eligible Options that are incentive stock options.

If you hold an Eligible Option that currently qualifies as an incentive stock option (an “ISO”), the holding periods for such options will restart as of the Amendment Date, and a portion of your Amended Option may not qualify as an ISO. In addition, the Repricing Offer is currently expected to remain open for 20 business days and 29 calendar days. If we extend the Repricing Offer such that it is open for more than 29 calendar days, then pursuant to applicable U.S. tax rules any Eligible Options that are ISOs held by employees who do not participate in this Offer may be considered to have been modified if the Eligible Holder has not rejected the Repricing Offer on or prior to such date. For more detailed information, see Section 13 (“Material United States Tax Consequences”).

Risks Related to Our Business and Common Stock

You should carefully review the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission (the “SEC”) on June 4, 2014, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 filed with the SEC on November 10, 2014, as well as the other information provided in the Repricing Offer and the other materials that we have filed with the SEC, before making a decision as to whether or not to tender your Eligible Options. You may access these filings electronically at the SEC’s Internet site at http://www.sec.gov. In addition, we will provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 16 (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

OFFER TO REPRICE ELIGIBLE

OPTIONS AND STOCK APPRECIATION RIGHTS

Section 1. Eligible Holders; Eligible Options and Eligible SARs; the Proposed Amendment; Expiration and Extension of the Repricing Offer.

NeoPhotonics Corporation (“NeoPhotonics”) is offering certain optionholders and stock appreciation rights holders the opportunity to amend certain options and stock appreciation rights. As described in this Section 1 of this Offer to Reprice Eligible Options and Stock Appreciation Rights (this “Offering Memorandum”), Eligible Options and Eligible SARs that are tendered and accepted prior to the Expiration Time (each defined below) will be amended to reduce the exercise price of such awards to the closing trading price of our common stock on the first business day following the Expiration Time in exchange for an Eligible Holder’s agreement to accept a new vesting schedule. The other material terms and conditions of the Eligible Options and Eligible SARs (as amended pursuant to this Offer, an “Amended Option” and “Amended SAR,” respectively), including the term and expiration date of the award, will not be affected by the Repricing Offer.

We are making the Offer on the terms and subject to the conditions described in this Offering Memorandum, as they may be amended from time to time, and these terms and conditions constitute the “Repricing Offer” or the “Offer.” The Repricing Offer is not conditioned on the acceptance of the Repricing Offer by a minimum number of awardholders or the tender of elections to amend options or stock appreciation rights covering a minimum number of shares.

Eligible Holders

All individuals who were granted an Eligible Option or an Eligible SAR and who, as of the date the Repricing Offer commences and as of the Expiration Time, are current employees or consultants of NeoPhotonics or our subsidiaries, and have not been notified by us that your employment or service relationship with us is being terminated may participate in the Offer (the “Eligible Holders”). To be an Eligible Holder you must continue to be employed by or engaged as a consultant to us, and have not submitted a notice of resignation or received a notice of termination, between the date the Repricing Offer commences and the Expiration Time.

You will not be eligible to tender Eligible Options or Eligible SARs for amendment in the Repricing Offer if you cease to be an Eligible Holder for any reason prior to the Expiration Time, including retirement, disability or death. An individual who is on an authorized leave of absence and is otherwise an Eligible Holder on such date will be eligible to tender Eligible Options or Eligible SARs in the Repricing Offer. A leave of absence is considered “authorized” if it was approved in accordance with our policies.

Unless expressly provided otherwise by the applicable laws of a non-U.S. jurisdiction, if you are an employee, your employment with us will remain “at-will” regardless of your participation in the Repricing Offer and can be terminated by you or us at any time.

None of our “independent directors” as defined under the rules of the New York Stock Exchange and as determined by our board of directors (the “Board”) is eligible to participate in the Offer. As of the date hereof, our independent directors are Charles J. Abbe, Bandel L. Carano, Allan Kwan, Rajiv Ramaswami, Dmitry Akhanov, Michael J. Sophie and Lee Sen Ting.

Eligible Options and Eligible SARs

An “Eligible Option” is an outstanding option, excluding any Performance Award (as defined below) that:

•	is held by an Eligible Holder;

•	has an exercise price equal to or greater than $4.00 per share; and

•	was granted under our the 2010 Equity Incentive Plan, as amended (“2010 Plan”), our 2004 Stock Option Plan, as amended, (“2004 Plan”), or our 2011 Inducement Award Plan (“2011 Plan”).

An “Eligible SAR” is an outstanding stock appreciation right that:

•	is held by an Eligible Holder;

•	has an exercise price equal to or greater than $4.00 per share; and

•	was granted under our 2007 Stock Appreciation Grants Plan (“2007 Plan”).

A “Performance Award” is an outstanding option or stock appreciation right that:

•	is held by an Eligible Holder; and

•	was granted under the 2010 Plan and vests on December 12, 2019 but which fully accelerates and vests if the average closing price of our common stock over a period of 20 consecutive trading days is equal to or greater than $15.00 per share (as adjusted for stock splits, recombinations and the like).

The foregoing $4.00 exercise price per share threshold will be proportionately adjusted to reflect any stock split, reverse stock split, stock dividend, combination or reclassification of our common stock occurring after the commencement date of the Repricing Offer and before the Expiration Time.

The Proposed Amendment

If you choose to participate in the Repricing Offer and tender Eligible Options or Eligible SARs for amendment, and if we accept your tendered Eligible Options or Eligible SARs, then we will reduce the exercise price of your Eligible Options and Eligible SARs and amend the terms to include a new vesting schedule on both vested and unvested shares underlying the award (as amended, each an “Amended Option” or “Amended SAR,” as applicable). The Amended Option or Amended SAR, as applicable, will otherwise have the same terms and conditions as the Eligible Option or Eligible SAR prior to amendment, including the same term and expiration date, except that:

•	The exercise price per share for your Amended Option or Amended SAR, as applicable (the “New Exercise Price”), will be equal to the closing price of our common stock as reported on the New York Stock Exchange (“NYSE”) on the first business day after the date on which the Expiration Time occurs (the “Amendment Date”). A business day means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight U.S. Eastern Time.

NOTE: If the closing price of our common stock on the NYSE is higher than the exercise price of your Eligible Award, then we will not amend your tendered Eligible Award and it will remain subject to the original terms, including the existing exercise price and vesting schedule.

•	All shares of common stock under an Amended Option or Amended SAR, regardless of the number of shares previously vested under the corresponding Eligible Option or Eligible SAR that is tendered for amendment, will be subject to a new vesting schedule (the “Revised Vesting Schedule”) as follows:

•	50% of the shares subject to such Amended Option or Amended SAR shall vest and become exercisable on January 1, 2016 (the “Cliff Vest Date”), and

•	the remaining 50% shall vest and become exercisable in twelve (12) equal monthly installments on each monthly anniversary thereafter, in each case subject to the Eligible Holder’s continued service with us or our subsidiaries on each applicable vesting date (the “Monthly Vesting Schedule”).

NOTE: If the expiration date of your Eligible Option or Eligible SAR is after January 30, 2016 but on or before January 1, 2017, then 50% of the shares subject to your Amended Option or Amended SAR, as applicable, will vest and become exercisable on the Cliff Vest Date, and the remaining shares will be subject to ratable monthly vesting over the remaining term ending 60 days prior to the expiration date of the Amended Option or Amended SAR, as applicable. For example, if an Eligible Option expires on July 7, 2016, then 50% of the shares subject to your Amended Option or Amended SAR, as applicable, will vest and become exercisable on the Cliff Vest Date, and the remaining shares will be subject to ratable monthly vesting over the remaining term ending 60 days prior to the July 7, 2016 expiration date and you will have until July 7, 2016 to exercise the award.

If the expiration date of your Eligible Option or Eligible SAR is prior to January 30, 2016, then 100% of the shares under your Amended Option or Amended SAR will vest and become exercisable on the 60th day prior to the expiration date under your Amended Option or Amended SAR, and you will have sixty days to exercise such Amended Award prior to expiration. For example, if your Eligible Award expires on July 7, 2015, then your Amended Option or Amended SAR will fully vest on May 8, 2015 and you will have until July 7, 2015 to exercise the award.

To the extent your Eligible Option qualifies immediately prior its amendment at the Expiration Time as an “incentive stock option” (“ISO”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, as well as any applicable regulations and guidance thereunder (the “Code”), then your Amended Option will continue to be an ISO to the greatest extent permitted by applicable law. To the extent your Amended Option continues to qualify as an ISO, your applicable holding period (i.e., 2 years from the date of grant) for purposes of determining the occurrence of a disqualifying disposition will be restarted as of the Expiration Time, as more fully described in Section 12 (“Material U.S. Federal Income Tax Consequences”). If your Eligible Option does not qualify as an ISO (a nonstatutory option, or an “NSO”) immediately prior to amendment at the Expiration Time, then your Amended Option will also be an NSO.

If you tender for amendment any Eligible Options or Eligible SARs, as applicable, and your service with us terminates for any reason before the Amended Option or Amended SAR is vested in full under the Revised Vesting Schedule, then the Amended Options and Amended SARs will be treated in the same manner as the Eligible Options and Eligible SARs would have been treated if and when an Eligible Holder ceases to provide continuous service to us or our subsidiaries. Generally, if an Eligible Holder ceases to provide services to us or our subsidiaries, any Amended Option or Amended SAR will not continue to vest and any unvested portion of the Amended Option or Amended SAR will be forfeited as of the Eligible Holder’s termination date. Any vested, unexercised portion of the Amended Option or Amended SAR will generally be exercisable for 90 days after termination, and for specified longer periods in the event of death or disability of the awardholder, as provided in the applicable plan under which the Amended Option or Amended SAR was originally issued and the applicable award agreement. However, in no event will you be able to exercise an Amended Option or Amended SAR after its term has expired. In addition, the vested and unexercised portion of any Amended Option or Amended SAR will be forfeited in connection with the termination of an award holder’s service with us for “cause” (as defined in the applicable Plan and award agreement).

Nothing in the Repricing Offer should be construed to confer upon you the right to remain in service with NeoPhotonics or any of our subsidiaries. The terms of your service with NeoPhotonics and our subsidiaries remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our service until the expiration of the Repricing Offer and/or the grant date for the Amended Options or thereafter.

Expiration and Extension of the Repricing Offer

The Repricing Offer is scheduled to expire at 9:00 p.m., U.S. Pacific Time, on Wednesday, December 17, 2014, referred to as the “Expiration Time”, unless and until we, in our sole discretion, extend the expiration date of the Repricing Offer. See Section 13 (“Extension of Repricing Offer; Termination; Amendment”) for a description of our rights to extend, terminate and amend the Repricing Offer.

If you do not elect to tender your Eligible Options and Eligible SARs before the Expiration Time, such awards will remain subject to their current terms, including the current exercise price and vesting schedule.

Section 2. Purpose of the Repricing Offer; Additional Considerations.

Stock options and stock appreciation rights (also referred to as stock appreciation units under our 2007 Plan) are a critical component of our compensation philosophy, the focal point of which is to increase long-term stockholder value. We believe stock options and stock appreciation rights help us achieve this objective in several important ways: by aligning our employees’ interests with those of our stockholders, by motivating employees’ performance toward our long term success and by encouraging our executives and employees who have received option grants or stock appreciation rights to continue their employment with us. We believe these same factors apply to our active consultants and advisors.

Despite our revenue growth and product achievements during the past two fiscal years, our stock price has declined. The majority of our outstanding stock options and stock appreciation rights are “underwater,” meaning the exercise price of those options and stock appreciation rights is greater than our current stock price. This means that a substantial portion of our historically granted stock options and stock appreciation rights have little or no perceived value to the employees or other service providers who hold them and therefore may no longer be effective as incentives to motivate and retain these individuals.

The Board believes that it is critical to our future success to revitalize the incentive value of our outstanding stock options and stock appreciation rights to retain and motivate employees, consultants and advisors and recreate a personal stake in the long term financial success of NeoPhotonics, and thereby align their interests with those of our stockholders. The Board believes that without the proper balance between the long term components of our compensation structure (i.e., equity awards) and its short term components (i.e., salary and bonus), key employees and other service providers may not be properly motivated to align their interests with those of the stockholders and work toward reward for their contributions based upon increases in stock value. The Board also recognizes our competition’s ability to attract and recruit top talent and views it as critical that NeoPhotonics be able to retain and motivate key employees in this way. The Board believes that it has a responsibility to address these issues and to properly incentivize our employees and other service providers.

In deciding whether to tender one or more Eligible Options or Eligible SARs pursuant to the Repricing Offer, you should know that we continually evaluate and explore strategic opportunities as they arise. At any given time, we may be engaged in discussions or negotiations with respect to one or more corporate transactions of the type described below. We also grant equity awards in the ordinary course of business to our directors and our current and new employees, including our executive officers. Our directors and employees, including our executive officers, from time to time may acquire or dispose of our securities. We may from time to time repurchase our own outstanding securities after we have announced any decision by the Board to authorize us to do so, in accordance with applicable securities laws. In addition, we may pursue opportunities to raise additional capital through the issuance of equity or convertible debt securities. If this occurs, the percentage ownership of our stockholders could be significantly diluted, and these newly-issued securities may have rights, preferences or privileges senior to those of existing stockholders. We cannot assure you that additional financing will be available on terms favorable to us, or at all.

Subject to the foregoing and except as otherwise disclosed in the Repricing Offer or in our filings with the SEC, we presently have no plans, proposals or negotiations that relate to or would result in:

•	any extraordinary corporate transaction, such as a material merger, reorganization or liquidation, involving us;

•	any purchase, sale or transfer of a material amount of our assets;

•	any material change in our present dividend policy or our indebtedness or capitalization;

•	any change in our present board of directors or executive management team, including any plans to change the number or term of our directors or to fill any existing board vacancies or to change the material terms of any executive officer’s employment;

•	any other material change in our corporate structure or business;

•	our common stock not being traded on a national securities exchange;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended, or the Exchange Act;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of any of our securities or the disposition of any of our securities, other than in the ordinary course or pursuant to existing options or other rights; or

•	any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS OR ELIGIBLE SARS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THE REPRICING OFFER AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS AND ELIGIBLE SARS FOR AMENDMENT.

Section 3. Procedures For Tendering Eligible Options and Eligible SARs.

If you wish to tender any or all of your Eligible Options or Eligible SARs for amendment, you must properly complete and sign the accompanying Election Form and Eligible Option and Eligible SAR Information Sheet and deliver the properly completed and signed documents to us so that we receive them before 9:00 p.m., U.S. Pacific Time, on Wednesday, December 17, 2014 (or such later date as may apply if the Repricing Offer is extended), by one of the following means:

By Mail or Courier:

NeoPhotonics Corporation

2911 Zanker Road

San Jose, California 95134

Attention: Ian Gray

Phone: (408) 232-9200

By Facsimile:

NeoPhotonics Corporation

Attention: Ian Gray

Facsimile: (408) 321-5018

By Hand or Interoffice Mail (Before 5:00 p.m. U.S. Pacific Time on Tuesday, December 16, 2014):

To: Ian Gray

By Email (By PDF or similar imaged document file):

to tender@neophotonics.com

Except as described in the following sentence, the Election Form must be signed by the Eligible Holder who tendered the Eligible Option or Eligible SAR exactly as the Eligible Holder’s name appears on the stock option or stock appreciation right agreement relating to the Eligible Option or Eligible SAR, as applicable. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Election Form. You do not need to return your stock option or stock appreciation right agreements relating to any tendered Eligible Options or Eligible SARs, as they will be automatically amended if we accept your Eligible Options or Eligible SARs for amendment.

Your Eligible Options and Eligible SARs will not be considered tendered until we receive the properly completed and signed Election Form and Eligible Option and Eligible SAR Information Sheet. We must receive your properly completed and signed Election Form and Eligible Option and Eligible SAR Information Sheet before 9:00 p.m., U.S. Pacific Time, on Wednesday, December 17, 2014. If you miss this deadline or submit an Election Form or Eligible Option and Eligible SAR Information Sheet that is not properly completed as of the deadline, you will not be permitted to participate in the Repricing Offer.

We will accept delivery of the signed Election Form only by hand, by interoffice mail, by facsimile, by regular or overnight mail or by email (by PDF or similar imaged document file). The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form and Eligible Option and Eligible SAR Information Sheet are delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form and Eligible Option and Eligible SAR Information Sheet before 9:00 p.m., U.S. Pacific Time, on Wednesday, December 17, 2014. In particular, after 5:00 p.m., U.S. Pacific Time, on Tuesday, December 16, 2014, you may not deliver your Election Form via hand delivery or interoffice mail because Ian Gray may not be available to accept your Election Form. After 5:00 p.m. U.S. Pacific Time on Tuesday, December 16, 2014 and before 9:00 p.m., U.S. Pacific Time, on Wednesday, December 17, 2014, you must submit your Election Form only by facsimile or by email (by PDF or similar imaged document file).

Determination of Validity; Rejection of Eligible Options or Eligible SARs; Waiver of Defects; No Obligation to Give Notice of Defects.

To validly tender your Eligible Options or Eligible SARs pursuant to the Repricing Offer you must remain an Eligible Holder and must not have given a notice of resignation or received a notice of termination prior to the first business day after the expiration date of the Repricing Offer.

If you elect to tender an Eligible Option or an Eligible SAR for amendment, you must tender the entire Eligible Option or Eligible SAR, as applicable. If you have received multiple option grants or multiple grants of units from us that each qualify as an Eligible Option or Eligible SAR, as applicable and elect to participate in the Repricing Offer, you will be able to elect to tender as few or as many of your Eligible Option or Eligible SAR grants as you wish. If you tender one Eligible Option or Eligible SAR grant in the Repricing Offer, you do not need to tender any other Eligible Option or Eligible SAR grants you may hold. If you attempt to tender a portion but not all of an outstanding Eligible Option or Eligible SAR grant, we will reject your tender of that particular grant. Such rejection will not affect any other Eligible Options or Eligible SARs that are properly tendered.

We will determine all questions as to form of documents and the validity, eligibility, time of receipt and acceptance of any tender of Eligible Options or Eligible SARs. Neither NeoPhotonics nor any other person is obligated to give notice of any defects or irregularities in tenders. No tender of Eligible Options or Eligible SARs will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Holder or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties.

This is a one-time offer, and we will strictly enforce this offer period, subject only to any extension of the expiration date of the Repricing Offer that we may grant in our sole discretion. Subject to Rule 13e-4 under the

Exchange Act, we also reserve the right to waive any of the conditions of the Repricing Offer or any defect or irregularity in any tender with respect to any particular Eligible Options or Eligible SARs or any particular Eligible Holder.

Our Acceptance Constitutes an Agreement.

Your tender of Eligible Options or Eligible SARs pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Repricing Offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 4 (“Withdrawal Rights”) and our acceptance of your tendered Eligible Options or Eligible SARs in accordance with Section 5 (“Acceptance of Eligible Options and Eligible SARs for Amendment”). Our acceptance for amendment of Eligible Options or Eligible SARs tendered by you pursuant to the Repricing Offer will constitute a binding agreement between NeoPhotonics and you upon the terms and subject to the conditions of the Repricing Offer.

Subject to our rights to terminate and amend the Repricing Offer in accordance with Section 6 (“Conditions of the Repricing Offer”), we expect to accept for amendment all properly tendered Eligible Options or Eligible SARs that have not been validly withdrawn at the Effective Time, and we expect to amend the Eligible Options or Eligible SARs accepted for amendment to incorporate the New Exercise Price and the Revised Vesting Schedule effective on the Amendment Date. However, if the New Exercise Price would be above the exercise price of your Eligible Option or Eligible SAR tendered in the Repricing Offer, we will not accept your tendered awards and they will not be repriced. If the Expiration Time is extended, then the Amendment Date would be similarly extended.

Section 4. Withdrawal Rights.

If you elect to accept the Repricing Offer as to some or all of your Eligible Options or Amended SARs and later change your mind, you may withdraw your tendered option or stock appreciation right grants by following the procedure described in this Section 4. Please note that, just as you may not tender only part of an Eligible Option or Eligible SAR grant, you also may not withdraw your election with respect to only a portion of an Eligible Option or Eligible SAR grant. If you elect to withdraw a previously tendered Eligible Option or Eligible SAR grant, you must withdraw the entire Eligible Option or Eligible SAR, but need not withdraw any other tendered Eligible Options or Eligible SARs.

We will permit any options or stock appreciation rights tendered in the Repricing Offer to be withdrawn at any time during the period the Repricing Offer remains open, and unless we have accepted the Eligible Options or Eligible SARs pursuant to the Repricing Offer, you may also withdraw any tendered Eligible Options or Eligible SARs at any time after 9:00 p.m. Pacific Time on Thursday, January 15, 2015. Please note that, upon the terms and subject to the conditions of the Repricing Offer, we expect to accept for amendment all Eligible Options and Eligible SARs properly tendered and not validly withdrawn at the Expiration Time, which is expected to be 9:00 p.m., U.S. Pacific Time, on Wednesday, December 17, 2014 unless further extended.

To validly withdraw tendered Eligible Options or Eligible SARs, you must deliver to us (using one of the same delivery methods described in Section 3) a properly completed and signed Notice of Withdrawal while you still have the right to withdraw the tendered Eligible Options and Eligible SARs. Your tendered Eligible Options and Eligible SARs will not be considered withdrawn until we receive your properly completed and signed Notice of Withdrawal. If you miss the deadline for withdrawal but remain an Eligible Holder of NeoPhotonics or any of our subsidiaries, any previously tendered Eligible Options or Eligible SARs will be amended pursuant to the Repricing Offer.

The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to the person indicated in Section 3 above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time. In particular, after 5:00 p.m., U.S. Pacific Time, on Tuesday, December 16, 2014, you may not deliver your Notice of Withdrawal Form via hand delivery or interoffice mail because Ian Gray may not be available to accept your Notice of Withdrawal Form. After 5:00 p.m. U.S. Pacific Time on Tuesday, December 16, 2014 and before

9:00 p.m., U.S. Pacific Time, on Wednesday, December 17, 2014, you must submit your Notice of Withdrawal Form only by facsimile or by email (by PDF or similar imaged document file).

The Notice of Withdrawal must specify the Eligible Options or Eligible SARs to be withdrawn. Except as described in the following sentence, the Notice of Withdrawal must be signed by the Eligible Holder who tendered the Eligible Options or Eligible SARs to be withdrawn exactly as such Eligible Holder’s name appears on the Election Form previously submitted. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Notice of Withdrawal. We have filed with the SEC a form of the Notice of Withdrawal as an exhibit to the Schedule TO. We will deliver a copy of the Notice of Withdrawal form to all optionholders and stock appreciation right holders that validly elect to participate in the Repricing Offer.

You may not rescind any withdrawal, and any Eligible Options or Eligible SARs you withdraw will thereafter be deemed not properly tendered for purposes of the Repricing Offer, unless you properly re-tender those Eligible Options or Eligible SARs before the expiration date of the Repricing Offer by following the procedures described in Section 3 of the Repricing Offer.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failing to give notice of any defects or irregularities. We will determine all questions as to the form and validity, including time of receipt, of Notices of Withdrawal. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determinations of these matters will be final and binding.

Section 5. Acceptance of Eligible Options and Eligible SARs for Amendment.

Upon the terms and subject to the conditions of the Repricing Offer, we expect to accept for amendment all Eligible Options and Eligible SARs properly tendered and not validly withdrawn at the time of expiration of the Repricing Offer, which is currently scheduled to expire at 9:00 p.m., U.S. Pacific Time, on Wednesday, December 17, 2014, unless extended (or if we have not accepted the Eligible Options or Eligible SARs, you may also withdraw any such tendered securities at any time after 9:00 p.m. Pacific Time on Thursday, January 15, 2015). We expect to amend the Eligible Options or Eligible SARs accepted for amendment to incorporate the New Exercise Price and the Revised Vesting Schedule effective on the Amendment Date. If the Repricing Offer is extended, then the Amendment Date will be similarly extended.

Promptly after we amend Eligible Options and Eligible SARs tendered for amendment, we will send each tendering Eligible Holder a “confirmation letter” indicating the Eligible Options or Eligible SARs that we have accepted for amendment, and a notice of amendment relating to your Amended Options and Amended SARs following the Amendment Date for your records. We have filed with the SEC a form of this letter as an exhibit to the Schedule TO.

If you have tendered Eligible Options or Eligible SARs under the Repricing Offer and your service terminates for any reason, or if you submit a notice of resignation or receive a notice of termination, before the Repricing Offer expires, you will no longer be eligible to participate in the Repricing Offer, and we will not accept your Eligible Options or Eligible SARs for amendment. In that case, generally you may exercise your existing options or stock appreciation rights for a limited time after your termination date to the extent they are vested and in accordance with their terms.

Section 6. Conditions of the Repricing Offer.

Notwithstanding any other provision of the Repricing Offer, we will not be required to accept any Eligible Options or Eligible SARs tendered for amendment, and we may terminate or amend the Repricing Offer, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date hereof and prior to the expiration date of the Repricing Offer, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

(a) there shall have been threatened or instituted any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Repricing Offer, the amendment of some or all of the Eligible Options or Eligible SARs tendered for amendment, or otherwise relates in any manner to the Repricing Offer or that, in our reasonable judgment, could materially affect our business, condition (financial or other), assets, income, operations, prospects or stock ownership;

(b) there shall have been threatened, instituted or taken, any action, or any approval, exemption or consent shall have been withheld, or any statute, rule, regulation, judgment, order or injunction shall have been proposed, sought, promulgated, enacted, entered, amended, interpreted, enforced or deemed to be applicable to the Repricing Offer or us, by or from any court or any regulatory or administrative authority, agency or tribunal that, in our reasonable judgment, would directly or indirectly:

(i) make it illegal for us to accept some or all of the tendered Eligible Options and Eligible SARs for amendment, or otherwise restrict or prohibit consummation of the Repricing Offer or otherwise relate in any manner to the Repricing Offer;

(ii) delay or restrict our ability, or render us unable, to accept the tendered Eligible Options and Eligible SARs for amendment; or

(iii) impair the contemplated benefits of the Repricing Offer to us;

(c) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or automated quotation system or in the over-the-counter market;

(d) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

(e) the commencement or escalation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the Repricing Offer;

(f) a tender or Repricing Offer (other than the Repricing Offer) with respect to some or all of our capital stock, or a merger or acquisition proposal for us, shall have been proposed, announced or publicly disclosed or we shall have learned that:

(i) any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act has acquired more than 5% of our outstanding common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the Repricing Offer;

(ii) any such person, entity or group which had publicly disclosed such ownership prior to such date has acquired additional common stock constituting more than 1% of our outstanding shares; or

(iii) any new group has been formed that beneficially owns more than 5% of our outstanding common stock that, in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the Repricing Offer or with such acceptance for amendment of Eligible Options and Eligible SARs;

(g) any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the Repricing Offer, other than as contemplated as of the commencement date of this offer (as described in Section 11 of this Offering Memorandum);

(h) a material loss or interference with our business or properties from fire, explosion, earthquake, flood or other casualty, whether or not covered by insurance, or from any labor dispute;

(i) a decrease of greater than 33% of the market price of our common stock from the price of $3.27 (the closing price per share of our common stock on October 29, 2014, the date that our board of directors approved the Repricing Offer) or significant volatility in the market price of our stock resulting from any number of factors, including fluctuations in our operating results, announcements of technological innovations or new products, the announcement, commencement, developments in proprietary rights, or changes in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operating results, operations or prospects or on the trading in our common stock, or that, in our reasonable judgment, makes it inadvisable to proceed with the Repricing Offer;

(j) any of the situations described above existed at the time of commencement of the Repricing Offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the Repricing Offer;

(k) changes in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, financial condition, operating results, operations or prospects or on the trading in our common stock, or that, in our reasonable judgment, makes it inadvisable to proceed with the Repricing Offer; or

(l) any changes occur in our business, financial condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

The conditions to the Repricing Offer are for our benefit. We may assert them prior to the expiration date of the Repricing Offer regardless of the circumstances giving rise to them (other than circumstances caused by our action or inaction). We may waive the conditions, in whole or in part, at any time and from time to time prior to the expiration date of the Repricing Offer, whether or not we waive any other condition to the Repricing Offer. Subject to any order or decision by a court or arbitrator of competent jurisdiction, any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

Section 7. Price Range of Our Common Stock.

The Eligible Options give Eligible Holders the right to acquire shares of our common stock, and Eligible SARs give Eligible Holders the right to a cash payment measured in reference to the market price of our common stock. None of the Eligible Options or Eligible SARs are traded on any trading market. Our common stock has been traded on NYSE under the symbol “NPTN.”

The following table sets forth on a per share basis the high and low sales prices for our common stock on NYSE, as applicable, during the periods indicated.

Year Ended December 31, 2014	High	Low
First quarter	$8.50	$6.37
Second quarter	$8.20	$3.75
Third quarter	$4.20	$2.20
Fourth quarter (through November 14, 2014)	$3.49	$2.26

Year Ended December 31, 2013	High	Low
First quarter	$6.09	$4.79
Second quarter	$8.81	$4.75
Third quarter	$9.77	$6.20
Fourth quarter	$7.98	$5.31

Year Ended December 31, 2012	High	Low
First quarter	$6.38	$4.50
Second quarter	$5.50	$3.92
Third quarter	$6.08	$4.67
Fourth quarter	$5.99	$4.90

As of November 5, 2014, we had 159 stockholders of record and 32,524,714 shares were issued and outstanding. Because brokers and other institutions on behalf of stockholders hold many of our shares, we are unable to estimate the total number of beneficial stockholders represented by these record holders. On Friday, November 14, 2014, the closing price for our common stock as reported on NYSE was $3.11 per share. We recommend that you obtain current market quotations for our common stock before deciding whether or not to tender your Eligible Options. The price of our common stock has been, and in the future may be, volatile and could decline. The trading price of our common stock has fluctuated in the past and is expected to continue to do so in the future as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies and that have often been unrelated or disproportionate to the operating performance of those companies.

Section 8. Information Concerning Us; Financial Information.

Information Concerning Us.

We are a leading designer and manufacturer of photonic integrated circuits (PIC) -based optoelectronic modules and subsystems for bandwidth-intensive, high-speed communications networks.

Our products are designed to enable cost-effective, high-speed data transmission and efficient allocation of bandwidth over communications networks. We have a portfolio of over 40 product families, including products that enable data transmission at 10 gigabits per second, or Gbps, to 100Gbps and above, including for high speed coherent networks, agility products such as drop modules for use in ROADM, or reconfigurable add/drop multiplexer, nodes and tunable lasers that are used to dynamically allocate bandwidth to adjust for traffic patterns, and access products that provide high-bandwidth connections to more devices and people over fixed and wireless networks.

Our PIC technology utilizes proprietary design elements that provide optical functionality on a silicon or III-V compound semiconductor chip and includes active PIC design elements including lasers, modulators and photodiodes. Our PIC devices can integrate many more functional elements than discretely packaged components, enabling increased functionality in a small form factor while reducing packaging and interconnection costs, increasing reliability and reducing power requirements. In addition, the cost advantages of PIC-based components are similar to the economics of semiconductor wafer mass manufacturing, where the marginal cost of producing an incremental chip is much less than that of a discrete component.

We have research and development and wafer fabrication facilities in San Jose and Fremont, California and in Tokyo, Japan which coordinate with our research and development and manufacturing facilities in Shenzhen and Wuhan, China, and Ottawa, Canada. We utilize proprietary design tools and design-for-manufacturing techniques to align our design process with our precision nanoscale, vertically integrated manufacturing and testing capabilities. We sell our products to the leading network equipment vendors globally.

Our principal offices are located at 2911 Zanker Road, San Jose, CA 95134, USA and our telephone number is +1 (408) 232-9200. Our website address is www.neophotonics.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this Repricing Offer.

Financial Information.

A summary of certain financial information is attached as Schedule A to the Repricing Offer and should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission (“SEC”) on June 4, 2014, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 filed with the SEC on

June 24, 2014, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 filed with the SEC on August 8, 2014, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 filed with the SEC on November 10, 2014, each of which are incorporated herein by reference.

Additional Information.

For more information about us, please refer to our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission, or SEC, on June 4, 2014, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 filed with the SEC on June 24, 2014 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 filed with the SEC on August 8, 2014, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 filed with the SEC on November 10, 2014, and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to tender your Eligible Options. We will also provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 16 (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

Section 9. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities.

As of November 5, 2014, our executive officers and non-employee directors as a group held outstanding option grants to purchase an aggregate of 1,818,945 shares of our common stock with a weighted average exercise price of $5.34. Eligible Options held by all Eligible Holders to purchase an aggregate of 1,151,401 shares of our common stock with a weighted average exercise price of $5.82 per share will be outstanding immediately prior to the scheduled expiration of the Repricing Offer. As of November 5, 2014, our executive officers and non-employee directors as a group held zero outstanding Eligible SARs. Non-employee directors, or “independent directors” as defined under NYSE rules, will not be eligible to participate in the Repricing Offer and therefore none of them hold Eligible Options or Eligible SARs.

The following table shows the number of shares subject to options and stock appreciation rights of NeoPhotonics held by our executive officers and directors as of November 5, 2014, and the number of shares they hold subject to Eligible Options and Eligible SARs as of November 5, 2014.

Executive Officers and Directors	Number of Shares Underlying All Options and Stock Appreciation Rights	Maximum Number of Shares Underlying Eligible Options and Eligible SARs
Timothy S. Jenks President, Chief Executive Officer, Director and Chairman of the Board of Directors	592,225	417,225

Charles J. Abbe Director	28,203	20,511

Dmitry Akhanov Director	7,692	0

Bandel L. Carano Director	34,898	27,206

Allan Kwan Director	38,898	31,206

Rajiv Ramaswami Director	12,452	4,760

Michael J. Sophie Director	41,898	34,206

Lee Sen Ting Director	39,898	32,206

Clyde Raymond Wallin Senior Vice President and Chief Financial Officer	178,800	75,000

Benjamin L. Sitler Senior Vice President of Global Sales	247,788	143,988

Dr. Chi Yue (“Raymond”) Cheung Senior Vice President and Chief Operating Officer	266,000	141,000

Dr. G. Ferris Lipscomb Vice President of Marketing	134,188	73,688

Dr. Wupen Yuen Senior Vice President and General Manager of Line Side Business Unit	271,005	150,405

Total	1,893,945	1,151,401

Except as otherwise described in the Repricing Offer or in our filings with the SEC, including our Definitive Proxy Statement filed on Schedule 14A on June 19, 2014, our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on June 4, 2014, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 filed with the SEC on June 24, 2014 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 filed with the SEC on August 8, 2014, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 filed with the SEC on November 10, 2014, and other than outstanding stock options, stock appreciation rights and other stock awards granted to our directors, executive officers and other employees and consultants pursuant to our various equity incentive plans, which are described in the notes to our consolidated financial statements as set forth in the above-referenced Annual and Quarterly Reports, neither we nor, to our knowledge, any of our executive officers or directors, any person controlling us or any executive officer or director of such control person, is a party to any agreement, arrangement or understanding with respect to any of our securities, including but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

During the past 60 days, we have not granted any other Eligible Options or Eligible SARs and no Eligible Options or Eligible SARs have been exercised. Neither we, nor, to the best of our knowledge, any member of our Board or any of our executive officers, nor any affiliate of ours, engaged in transactions involving the Eligible Options or Eligible SARs during the past 60 days.

Section 10. Accounting Consequences of the Repricing Offer.

We have adopted the provisions of ASC Topic 718 regarding accounting for share-based payments. Under ASC Topic 718, we will recognize the grant date fair value of the tendered Eligible Options and Eligible SARs, plus the incremental compensation cost of the Amended Options and Amended SARs. The incremental compensation cost will be measured as the excess, if any, of the fair value of the Amended Options and Amended SARs, over the fair value of the original Eligible Options and Eligible SARs prior to amendment. The fair value of Amended Options will be measured as of the Amendment Date and the fair value of the Eligible Options surrendered will be measured immediately before the amendment. This incremental compensation cost will be recognized in compensation expense ratably over the vesting period of the Amended Options and Amended SARs, as applicable.

The amount of compensation cost will depend on a number of factors, including the level of participation in the Repricing Offer and the exercise price per share of Eligible Options and Eligible SARs, as applicable, amended in the Repricing Offer. Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration of the Repricing Offer, we cannot predict the exact amount of the charge that would result from the Repricing Offer.

Section 11. Legal Matters; Regulatory Approvals.

We are not aware of any material pending or threatened legal actions or proceedings relating to the Repricing Offer. We are not aware of any margin requirements or anti-trust laws applicable to the Repricing Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our amendment of Eligible Options and Eligible SARs as contemplated by the Repricing Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the completion of the Repricing Offer as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Repricing Offer to accept tendered Eligible Options and Eligible SARs for amendment and to amend such awards to apply the New Exercise Price and the Revised Vesting Schedule, would be subject to obtaining any such governmental approval.

Section 12. Material United States Tax Consequences.

The following is a summary of the anticipated material U.S. federal income tax consequences of the Repricing Offer. This tax summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of Eligible Holders. The tax consequences for individuals who are subject to the tax laws of a country other than the United States or of more than one country may differ from the U.S. federal income tax consequences summarized herein. The rules governing the tax treatment of stock options and stock appreciation rights are complex. You should consult with your tax advisor to determine the personal tax consequences to you of rejecting or participating in the Repricing Offer.

Tax Effects of Rejecting the Offer

In general, the rejection of the Repricing Offer will not be a taxable event for U.S. federal income tax purposes. However, if (1) any of your Eligible Options are currently treated as ISOs, (2) the Repricing Offer remains outstanding for more than 29 calendar days – that is, if we extend the Repricing Offer beyond the original Expiration Time, and (3) you do not reject this Offer within the first 29 calendar days in which it is outstanding – that is, by Wednesday, December 17, 2014, your Eligible Options may cease to be treated as ISOs as of the Expiration Time. If the fair market value of our common stock as of the Expiration Time is less than the exercise price currently in effect for your Eligible Options, the Board can take action to “retest” your Eligible Options to determine if they can again be treated as ISOs. However, even if they can again be treated as ISOs, your holding periods under your Eligible Options (as further described below in the section called “Taxation of Incentive Stock Options”) will start over on the Expiration Time. Therefore, if you wish to reject this Repricing Offer and you wish to avoid the possible loss of ISO status, you should do so on or prior to 9:00 p.m. U.S. Pacific Time on Wednesday, December 17, 2014.

Tax Effects of Accepting the Offer

Neither the acceptance of the Offer nor the amendment of your Eligible Options or Eligible SARs will be a taxable event for U.S. federal income tax purposes. You will not recognize any income, gain or loss as a result of the amendment of your Eligible Options for U.S. federal income tax purposes. However, if your Amended Options are ISOs, the holding periods for such options will begin again as of the Offer Termination Time, as further described below in the section called “Taxation of Incentive Stock Options”.

Taxation of Incentive Stock Options

Generally, an optionee will not recognize any income, gain or loss on the granting of an ISO. Upon the exercise of an ISO, an optionee is typically not subject to U.S. federal income tax except for the possible imposition of alternative minimum tax. Rather, the optionee is taxed for U.S. federal income tax purposes at the time he or she disposes of the stock subject to the option.

If the date upon which the optionee disposes of the stock subject to an ISO is more than two years from the date on which the ISO was granted (the “2-Year Holding Period”) and more than one year from the date on which the optionee exercised the option (the “1-Year Holding Period”), then the optionee’s entire gain or loss is characterized as long-term capital gain or loss, rather than as ordinary income. However, if the optionee fails to satisfy both the 2-Year Holding Period and the 1-Year Holding Period, then a portion of the optionee’s profit from the sale of the stock subject to the ISO will be characterized as ordinary income and a portion may be short-term capital gain if the 1-year Holding Period has not been satisfied. The portion of the profit that is characterized as ordinary income will be equal to the lesser of (a) the excess of the fair market value of the stock on the date of exercise over the exercise price of the option and (b) the excess of the sales price over the exercise price of the option. This deferral of the recognition of tax until the time of sale of the stock, as well as the possible treatment of the “spread” as long-term capital gain, are the principal advantages of your options being treated as ISOs.

If your Amended Option qualifies as an ISO, your 2-Year Holding Period will restart as of the Amendment Date.

Taxation of Nonstatutory Stock Options

Generally, an optionee will not recognize any income, gain or loss on the granting of an NSO. Upon the exercise of an NSO, an optionee will recognize ordinary income on each purchased share equal to the difference between the fair market value of the stock on the date of exercise and the exercise price of the NSO.

If and when an optionee sells the stock purchased upon the exercise of an NSO, any additional increase or decrease in the fair market value on the date of sale, as compared to the fair market value on the date of exercise, will be treated as a capital gain or loss. If the optionee has held those shares for more than one year from the date of exercise, such gain or loss will be a long-term capital gain or loss. If the optionee has held those shares for not more than one year from the date of exercise, such gain or loss will be a short-term capital gain or loss.

Taxation of Stock Appreciation Rights

All stock appreciation rights issued by us as of the date of this Repricing Offer may only be settled in cash on exercise of the award. Generally, an awardholder will not recognize any income, gain or loss on the granting of a stock appreciation right. Upon the exercise of a cash-settled stock appreciation right, an awardholder will be entitled to receive a cash payment equal to the excess, if any, of the then-fair market value of our common stock as of the exercise date over the exercise price of the award, multiplied by the number of stock appreciation rights being exercised, and such amount will be recognized by the awardholder as ordinary income for tax purposes.

Withholding

We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized with respect to the exercise of a stock option or a stock appreciation right by an awardholder who has been employed by us. We will require any such Eligible Holder to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of our common stock, and we will withhold amounts from any cash payment due to an awardholder on exercise of a cash-settled stock appreciation right.

Section 13. Extension of the Repricing Offer; Termination; Amendment.

We may, from time to time, extend the period of time during which the Repricing Offer is open and delay accepting any Eligible Options or Eligible SARs tendered to us by disseminating notice of the extension to Eligible Holders by public announcement, written notice, including electronically posted or delivered notices, or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If the Repricing Offer is extended, we will provide appropriate notice of the extension and the new expiration date no later than 9:00 a.m. U.S. Eastern Time on the next business day following the previously scheduled expiration date of the Repricing Offer. For purposes of the Repricing Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight Eastern Time.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration date of the Repricing Offer, to terminate or amend the Repricing Offer upon the occurrence of any of the conditions specified in Section 6 (“Conditions of the Repricing Offer”), by disseminating notice of the termination to Eligible Holders by public announcement, written notice, including electronically posted or delivered notices, or otherwise as permitted by applicable law.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 (“Conditions of the Repricing Offer”), has occurred or is deemed by us to have occurred, to amend the Repricing Offer in any respect prior to the expiration date. Any notice of such amendment required pursuant to the Repricing Offer or applicable law will be disseminated promptly to Eligible Holders in a manner reasonably designed to inform Eligible Holders of such change and filed with the SEC as an amendment to the Schedule TO.

If we materially change the terms of the Repricing Offer or the information concerning the Repricing Offer, or if we waive a material condition of the Repricing Offer, we will extend the Repricing Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender or Repricing Offer must remain open following material changes in the terms of or information concerning a tender or Repricing Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

In addition, if we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action and keep the Repricing Offer open for at least 10 business days after the date of such notification:

•	we increase or decrease the amount of consideration offered for the Eligible Options or Eligible SARs; or

•	we increase or decrease the number of Eligible Options or Eligible SARs that may be tendered in the Repricing Offer.

Section 14. Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Eligible Options or Eligible SARs pursuant to the Repricing Offer. You will be responsible for any expenses incurred by you in connection with your election to participate in the Repricing Offer, including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with the Repricing Offer.

Section 15. Additional Information.

With respect to the Repricing Offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, as may be amended, of which the Repricing Offer is a part. The Repricing Offer document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. Before making a decision on whether or not to tender your Eligible Options or Eligible SARs, we highly recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission, or SEC, on June 4, 2014;

•	our Quarterly Reports of Form 10-Q for the quarterly period ended March 31, 2014 filed with the SEC on June 24, 2014, for the quarterly period ended June 30, 2014 filed with the SEC on August 8, 2014 and for the quarterly period ended September 30, 2014 filed with the SEC on November 10, 2014;

•	our definitive Proxy Statement for our 2013 Annual Meeting of Stockholders, filed with the SEC on June 19, 2014; and

•	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on January 28, 2011, including any amendments or reports filed for the purposes of updating this description.

These filings may be examined, and copies may be obtained, at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549.

You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov. We also make available on or through our corporate website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish it to the SEC.

We will also promptly provide without charge to each person to whom we deliver a copy of the Repricing Offer, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

NeoPhotonics Corporation

2911 Zanker Road

San Jose, California 95134

Telephone: (408) 232-9200

The information about us contained in the Repricing Offer should be read together with the information contained in the documents to which we have referred you.

Section 16. Miscellaneous.

The Repricing Offer and our SEC reports referred to above include forward-looking statements. Words such as “believes,” “will,” “should,” “could,” “expects,” “anticipates,” “estimates,” “plans,” “objectives,” and other similar statements of expectation identify forward-looking statements. These forward-looking statements involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission, or SEC, on June 4, 2014, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 filed with the SEC on June 24, 2014, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 filed with the SEC on August 8, 2014, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 filed with the SEC on November 10, 2014, that could cause actual results to differ materially from those expressed in the forward-looking statement. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved. WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2013, AND IN OUR QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 2014 BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THE REPRICING OFFER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS OR ELIGIBLE SARS PURSUANT TO THE REPRICING OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE REPRICING OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

NEOPHOTONICS CORPORATION

November 18, 2014

Schedule A

Selected Financial Data

The following selected financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission, or SEC, on June 4, 2014, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 filed with the SEC on June 24, 2014, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 filed with the SEC on August 8, 2014, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 filed with the SEC on November 10, 2014, each of which are incorporated herein by reference.

NEOPHOTONICS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	As of
(In thousands, except per share data)	September 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$35,269	$57,101
Short-term investments	—	17,916
Restricted cash and investments	10,401	2,138
Accounts receivable, net of allowance for doubtful accounts	79,174	64,533
Inventories, net	58,819	64,908
Prepaid expenses and other current assets	13,830	9,977

Total current assets	197,493	216,573
Property, plant and equipment, net	62,352	68,851
Restricted cash and investments, non-current	12,250	—
Purchased intangible assets, net	11,600	15,005
Other long-term assets	1,959	1,798

Total assets	$285,654	$302,227

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$52,378	$48,569
Notes payable and short-term borrowing	20,677	9,738
Current portion of long-term debt	10,198	10,325
Accrued and other current liabilities	19,002	23,643

Total current liabilities	102,255	92,275
Long-term debt, net of current portion	15,448	24,150
Deferred income tax liabilities	1,165	1,004
Other noncurrent liabilities	7,634	7,987

Total liabilities	126,502	125,416
Commitments and contingencies (Note 10)
Stockholders’ equity:
Preferred stock, $0.0025 par value
At September 30, 2014 and December 31, 2013: 10,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.0025 par value
At September 30, 2014: 100,000 shares authorized, 32,523 shares issued and outstanding;
At December 31, 2013: 100,000 shares authorized, 31,572 shares issued and outstanding	81	79
Additional paid-in capital	454,108	447,467
Accumulated other comprehensive income	8,689	11,687
Accumulated deficit	(303,726)	(282,422)

Total stockholders’ equity	159,152	176,811

Total liabilities and stockholders’ equity	$285,654	$302,227

NEOPHOTONICS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2014	2013	2014	2013
Revenue	$81,576	$76,814	$227,195	$207,867
Cost of goods sold	61,512	58,635	178,763	162,330

Gross profit	20,064	18,179	48,432	45,537
Operating expenses:
Research and development	11,842	12,227	35,983	33,021
Sales and marketing	3,075	3,580	10,057	10,515
General and administrative	6,712	8,905	23,892	21,853
Restructuring charges	504	450	504	775
Amortization of purchased intangible assets	378	381	1,136	1,128
Adjustment to fair value of contingent consideration	—	1,026	—	1,026
Escrow settlement gain	—	—	(3,886)	—
Acquisition-related transaction costs	—	126	—	5,317

Total operating expenses	22,511	26,695	67,686	73,635

Loss from operations	(2,447)	(8,516)	(19,254)	(28,098)

Interest income	52	66	155	269
Interest expense	(375)	(251)	(937)	(756)
Other income (expense), net	1,735	115	493	(432)

Total interest and other income (expense), net	1,412	(70)	(289)	(919)

Loss before income taxes	(1,035)	(8,586)	(19,543)	(29,017)
Provision for income taxes	(902)	(777)	(1,761)	(870)

Net loss	$(1,937)	$(9,363)	$(21,304)	$(29,887)

Basic and diluted net loss per share	$(0.06)	$(0.30)	$(0.67)	$(0.97)

Basic and diluted weighted average shares used to compute net loss per share	32,383	31,185	31,930	30,848

NEOPHOTONICS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2014	2013	2014	2013
Net loss	$(1,937)	$(9,363)	$(21,304)	$(29,887)
Foreign currency translation adjustments, net of tax of zero	(2,281)	533	(3,118)	1,394
Defined benefit pension plans adjustment, net of tax of $73	—	—	118	—
Unrealized gains (losses) on investments, net of tax of zero	—	3	3	(51)

Comprehensive loss	$(4,218)	$(8,827)	$(24,301)	$(28,544)

NEOPHOTONICS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
(In thousands)	2014	2013
Cash flows from operating activities
Net loss	$(21,304)	$(29,887)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	17,492	14,863
Stock-based compensation expense	4,812	4,265
Deferred taxes	76	(6)
Investment-related amortization and accrued interest	197	859
Loss on disposal of property and equipment	131	125
Allowance for doubtful accounts	(289)	(22)
Adjustment to fair value of penalty payment derivative	287	100
Foreign currency remeasurement and other, net	(1,233)	582
Change in assets and liabilities, net of acquisition related effects:
Accounts receivable	(14,781)	(7,629)
Inventories, net	5,224	(6,183)
Prepaid expenses and other assets	(4,270)	(1,556)
Accounts payable	4,974	13,732
Accrued and other liabilities	(2,744)	5,750

Net cash used in operating activities	(11,428)	(5,007)

Cash flows from investing activities
Purchase of property, plant and equipment	(9,124)	(14,346)
Purchase of marketable securities	(9,654)	(57,893)
Proceeds from sale of marketable securities	9,634	45,247
Proceeds from maturity of securities	9,448	49,155
(Increase) decrease in restricted cash	(12,251)	1,037
Acquisition, net of notes payable	—	(13,128)
Proceeds from disposition of property, plant and equipment	8	92

Net cash (used in) provided by investing activities	(11,939)	10,164

Cash flows from financing activities
Proceeds from exercise of stock options and issuance of stock under ESPP	1,992	2,200
Tax withholding on restricted stock units	(370)	(483)
Payment of acquisition-related contingent consideration	(1,985)	—
Proceeds from bank loans	8,105	26,443
Repayment of bank loans	(8,651)	(22,360)
Proceeds from issuance of notes payable	18,822	14,152
Repayment of notes payable	(15,851)	(18,457)

Net cash provided by financing activities	2,062	1,495

Effect of exchange rates on cash and cash equivalents	(527)	64
Net (decrease) increase in cash and cash equivalents	(21,832)	6,716
Cash and cash equivalents at the beginning of the period	57,101	36,940

Cash and cash equivalents at the end of the period	$35,269	$43,656

Supplemental disclosure of noncash investing and financing activities:
Transfer of short-term investments to restricted investments	$8,295	$—
Changes in accounts payable and accrued liabilities related to property, plant and equipment	302	(734)
Issuance of notes to the seller of acquired business	—	11,130